Exhibit 99.2

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS THIRD QUARTER RESULTS

TAMPA, November 2, 2007—TECO Energy, Inc. (NYSE:TE) today reported both third quarter net income and net income from continuing operations of $92.8 million or $0.44 per share, compared to $79.7 million or $0.38 per share in the third quarter of 2006.

Year-to-date net income and earnings per share were $239.3 million or $1.15 per share in 2007, compared to $197.4 million or $0.95 per share in the same period in 2006. Year-to-date net income and earnings per share from continuing operations were $225.0 million or $1.08 per share in 2007, compared to $196.0 million or $0.94 per share in the same period in 2006. In 2007, results reflect a $14.3 million tax benefit recorded in discontinued operations in the second quarter as a result of reaching a favorable conclusion with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter clearly reflect the efforts of TECO Energy team members across the company to maximize our results. Our utilities continued to enjoy customer growth, but changes in customer usage patterns limited energy sales growth, even while setting new summer peak records. We are seeing the first signs of improvement in coal markets, especially the metallurgical coal sector, and TECO Guatemala continues to perform above expectations.”

“We’re pleased with the announced agreement for the sale of TECO Transport and the progress that is being made toward closing the transaction before year-end. Completing the sale will allow us to accelerate our debt reduction plans, an important step toward improving our credit ratings,” Hudson went on to say.

Third-quarter 2007 non-GAAP results from continuing operations including synthetic fuel (Non-GAAP Results With Synthetic Fuel), which exclude charges and gains, were $92.2 million, compared to $77.3 million in the 2006 period. Third-quarter 2007 non-GAAP results from continuing operations excluding synthetic fuel (Non-GAAP Results Excluding Synthetic Fuel), which exclude charges and gains and also exclude the benefits associated with the production of synthetic fuel, were $79.1 million, compared to $63.5 million in the 2006 period (see the Results Reconciliation table later in this release).

Year-to-date 2007 Non-GAAP Results With Synthetic Fuel were $230.8 million, compared to $187.6 million in the 2006 period. Year-to-date 2007 Non-GAAP Results Excluding Synthetic Fuel were $176.0 million, compared to $164.5 million in the 2006 period (see the Results Reconciliation table later in this release).

In 2007, third quarter net income included a $13.1 million, or $0.06 per share, net benefit to earnings from the production of synthetic fuel, compared to $13.8 million, or $0.06 per share, in the 2006 period. (See the TECO Coal section later in this release.) Results for Parent/other included a $3.0 million after-tax charge for transaction-related costs associated with the pending sale of TECO Transport. Results at TECO Transport included a

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$3.6 million after-tax benefit in the third quarter from not recording depreciation expense due to its classification as Assets Held for Sale. Third-quarter 2006 results included a $2.6 million after-tax gain from the sale of an unused steam turbine and a $0.2 million after-tax charge for hurricane-related repairs at TECO Transport. All of these charges and gains were excluded in the calculation of Non-GAAP Results Excluding Synfuel. (See the Results Reconciliation table later in this release.)

Year-to-date 2007 net income included a $54.8 million, or $0.26 per share, net benefit to earnings from the production of synthetic fuel, compared to a net benefit of $23.1 million, or $0.11 per share, in the 2006 period. (See the TECO Coal section later in this release.) In addition to the third quarter factors, year-to-date results reflect the $10.0 million of after-tax charges for transaction-related costs associated with the pending sale of TECO Transport recorded in prior quarters, a $3.6 million after-tax benefit at TECO Transport in the second quarter from not recording depreciation expense due to its classification as Assets Held for Sale, as well as the $14.3 million after-tax gain in discontinued operations related to the disposition of the Union and Gila River power stations. Year-to-date 2006 results included a net $2.3 million of after-tax costs for hurricane-related repairs at TECO Transport and associated insurance recovery, an $8.1 million after-tax gain on the sale of the remaining McAdams Power Station assets and a $2.6 million after-tax gain on the sale of an unused steam turbine, all of which were excluded from the calculation of Non-GAAP results. (See the Results Reconciliation table later in this release.)

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described above. Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(millions)	2007	2006	2007	2006	2007	2006
Net income	$92.8	$79.7	$239.3	$197.4	$288.2	$249.4
Net income from continuing operations	$92.8	$79.7	$225.0	$196.0	$273.4	$248.6
Non-GAAP Results With Synthetic Fuel	$92.2	$77.3	$230.8	$187.6	$276.8	$237.9
Non-GAAP Results Excluding Synthetic Fuel	$79.1	$63.5	$176.0	$164.5	$213.0	$199.1

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Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(in millions)	2007	2006	2007	2006	2007	2006
Net Income (loss)
Tampa Electric	$64.8	$57.0	$121.3	$116.5	$140.7	$140.1
Peoples Gas System	3.8	4.2	20.2	22.7	27.2	29.4
TECO Coal	20.5	21.4	83.7	59.5	102.9	84.4
TECO Transport	11.0	3.4	27.0	15.0	34.8	24.9
TECO Guatemala	10.2	9.3	33.3	26.6	44.3	33.6
Parent/other	(17.5)	(15.6)	(60.5)	(44.3)	(76.5)	(63.8)

Net income from continuing operations	92.8	79.7	225.0	196.0	273.4	248.6
Discontinued operations	—	—	14.3	1.4	14.8	0.8

Total net income	$92.8	$79.7	$239.3	$197.4	$288.2	$249.4

Operating Company Results:

Tampa Electric

Net income for the third quarter was $64.8 million, compared with $57.0 million for the same period in 2006. Results for the quarter reflect significantly higher retail energy sales due to more favorable weather, 1.8% average customer growth, increased sales to other utilities and the benefits of lower depreciation and property tax expenses discussed below. Net income included $0.7 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment, which was in line with the 2006 period. Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $2.8 million after tax in the third quarter of 2007 reflecting higher employee-related costs. Interest expense increased $0.9 million after tax due to higher levels of long-term debt outstanding.

Depreciation expense decreased $4.4 million after tax, reflecting nine months of lower depreciation rates as a result of a depreciation study approved by the FPSC in the third quarter. Property tax expense decreased $1.7 million after tax, reflecting primarily nine months of lower property tax rates effective in the third quarter as a result of legislation passed in Florida to reduce property taxes. Lower property tax expense also reflects adjustments to property valuations agreed to with various taxing authorities in the third quarter.

Tampa Electric’s retail energy sales increased 4.8% in the third quarter, due to favorable weather partially offset by changes in residential customers’ consumption patterns due to a higher percentage of smaller, more efficient, multi-family new residences being built, voluntary conservation due to higher prices for all forms of energy, and the slow down in the Florida housing market. Total cooling degree days for the Tampa area in the third quarter were 5% above normal and 7% above actual 2006 levels.

Year-to-date net income was $121.3 million, compared to $116.5 million in the 2006

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period. These results were driven primarily by lower depreciation and property tax expense and higher retail energy sales, partially offset by higher operations and maintenance and interest expense. These results reflect 2.7% higher retail energy sales and off-system energy sales that were 0.9% lower than in the same period last year. The positive effects of 2.1% average retail customer growth and total heating and cooling degree days that were 1% above normal and 5% above actual 2006 total degree days were partially offset by changes in residential customer consumption patterns. Lower off-system energy sales were driven by the mild winter weather and lower contract sales in the first quarter of the year.

Excluding all FPSC-approved cost recovery clause-related expenses, operations and maintenance expense increased by $6.1 million after tax, primarily due to higher employee-related costs, additional spending on the distribution system to comply with the FPSC-mandated storm hardening requirements and planned outage requirements on generating units. Net income also included $3.5 million of AFUDC - equity related to the construction of the peaking generation units that entered service in April 2007, and the installation of NOx pollution control equipment, compared to $1.4 million included in the 2006 period.

Results for 2007 also reflect a $1.3 million after-tax benefit for the wholesale component of the sale of sulfur dioxide (SO2) emissions credits, compared to a $1.4 million after-tax benefit in 2006. Through Sept. 30, 2007, Tampa Electric had sold approximately $57 million of excess SO2 emissions credits. While these sales primarily benefited retail customers through a reduced Environmental Cost Recovery Clause charge, Tampa Electric recognized the benefit from the wholesale component of the sale of these credits in net income.

Peoples Gas

Peoples Gas reported net income of $3.8 million for the third quarter, compared to $4.2 million in the same period in 2006. Quarterly results reflect average customer growth of 1.4% and higher low-margin off-system sales and volumes transported for power generation customers, which were offset by lower sales to retail customers. Results also reflect the nine months benefit of lower property tax rates effective in the third quarter and higher depreciation expense due to a routine depreciation study approved by the FPSC in January. Lower 2007 volumes for retail customers reflect changes in customer usage patterns and lower sales to industrial customers, such as asphalt and concrete producers, that are impacted by the slowdown in the Florida housing market.

Year-to-date net income was $20.2 million, compared to $22.7 million in the 2006 period. Year-to-date results reflect 1.9% average customer growth, the same factors described for the third quarter, and slightly higher non-fuel operations and maintenance expenses. Also, sales to weather-sensitive residential customers were lower in the first quarter due to one of the warmest months of January on record, which limited the number of heating degree-days.

TECO Coal

TECO Coal achieved third quarter net income of $20.5 million, compared to $21.4 million in the same period in 2006. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which exclude the $13.1 million benefit related to synthetic fuel production in 2007 and the $13.8 million net benefit from synthetic fuel in 2006, were $7.4 million in 2007, compared to $7.6 million in the 2006 period. (See the Results Reconciliation table.)

In 2007, third quarter total sales were 2.4 million tons, including 1.7 million tons of

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synthetic fuel, compared to 2.3 million tons, including 0.5 million tons of synthetic fuel, in the third quarter of 2006. Compared to the third quarter in 2006, results reflect a 2.3% lower average net selling price per ton across all products, which excludes transportation allowances, reflecting a sales mix in the quarter more heavily weighted to lower-priced steam coal. In 2007, the cash cost of production per ton decreased slightly from the third quarter of 2006 despite approximately $1 per ton of costs associated with closing a high-cost underground mine and difficult mining conditions at two other mines. Cost of production in 2006 included the costs related to the relocation of mining equipment and additional exploration costs.

The $13.1 million of benefits from the production of synthetic fuel in the third quarter reflect a $37.3 million after-tax reduction in benefits due to an estimated 48% phase-out of synthetic fuel tax credits, compared to a 39% phase-out in the 2006 period. The results for synthetic fuel production this quarter also reflect a $23.6 million after-tax benefit from adjusting to market the valuation of the oil-price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, third quarter results included a $4.3 million after-tax mark-to-market charge.

TECO Coal has in place oil price hedge instruments that protect against the risk of high oil prices reducing the value of the tax credits related to the production of synthetic fuel in 2007. The hedges protect the full gross cash benefits expected from the third-party investors for the production of synthetic fuel over the full expected average annual oil price phase-out range. Because the oil price hedges in place should provide approximately a dollar-for-dollar recovery of lost synthetic fuel revenues in the event of a phase-out, TECO Coal expects full-year benefits from the production of synthetic fuel to be approximately $100 million of net cash and $65 million of net income, regardless of oil price levels. Actual and forecasted net income from synthetic fuel production reflects the expected 35% tax rate applied to synthetic fuel-related earnings, rather than TECO Coal’s lower overall effective tax rate, which includes depletion.

The phase-out range for the synthetic fuel tax credits will be based on oil prices represented by the annual average of Producer First Purchase Prices reported by the U.S. Department of Energy. Based on the historical relationship of these prices to NYMEX prices, TECO Coal estimates the initial phase-out level for 2007 to begin at $63/Bbl on a NYMEX basis, and that the tax credits would be fully phased out at $79/Bbl on a NYMEX basis. Final calculations of any reductions in benefits will not be made until after the end of the year when final oil prices are known. Changes in oil prices may cause adjustments to fourth quarter results, either positive or negative, depending on oil prices through the end of the year. Inflation rates or changes in the oil price relationship between Producer First Purchase Price and NYMEX prices other than those assumed in the forecast could cause actual results to vary from those forecasted.

TECO Coal recorded year-to-date net income of $83.7 million in 2007, compared to $59.5 million in the 2006 period. TECO Coal’s 2007 year-to-date Non-GAAP Results Excluding Synthetic Fuel, which exclude the $54.8 million benefit associated with the production of synthetic fuel, were $28.9 million, compared to $36.4 million, which excluded $23.1 million of synthetic fuel benefits for the 2006 period. (See the Results Reconciliation table.)

In 2007, year-to-date total sales were 6.8 million tons, including 4.5 million tons of synthetic fuel, compared to 7.2 million tons, including 3.6 million tons of synthetic fuel, in

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the 2006 period when synfuel production was curtailed for approximately six weeks. Results in 2007 reflect cash cost of production and an average net per-ton selling price across all products, which excludes transportation allowances that were essentially unchanged from 2006. Results also reflect a $1.6 million after-tax benefit in the first quarter of 2007 from the true-up of the 2006 synthetic fuel tax credit rate, compared to a $2.7 million benefit in 2006 for the true-up of the 2005 synthetic fuel tax credit rate.

The year-to-date $54.8 million of benefits from the production of synthetic fuel reflect a $49.7 million after-tax reduction in earnings benefits due to the estimated 48% phase-out, compared to the 39% phase-out and $28.1 million after-tax reduction in the 2006 year-to-date period. The year-to-date results for synthetic fuel production also reflect a $31.6 million after-tax benefit from adjusting to market the valuation of the oil price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, year-to-date results included a $0.4 million after-tax benefit from mark-to-market adjustments.

TECO Transport

TECO Transport recorded third quarter 2007 net income of $11.0 million, compared to $3.4 million in the same period in 2006. TECO Transport’s third quarter 2007 non-GAAP results were $7.4 million, compared to 2006 non-GAAP results of $3.6 million. Because of the Assets Held for Sale classification of TECO Transport, the recording of depreciation was discontinued as of Apr. 1, 2007. TECO Transport’s third quarter non-GAAP results include $3.6 million of after-tax depreciation that was excluded from reported net income. Third quarter non-GAAP results in 2006 excluded $0.2 million of after-tax direct costs associated with Hurricane Katrina damage. (See the Results Reconciliation table.)

Third quarter results in 2007 reflect higher third-party business for the oceangoing fleet and increased third-party volumes at TECO Bulk Terminal, partially offset by lower volumes moved for Tampa Electric, the impact of low water conditions on the rivers, which limited tow sizes, and lower river rates when compared to the near record levels in 2006. In 2006, results reflected the negative impact of the timing and duration of a planned shipyard period for a tonnage tax qualified vessel. The tonnage tax provision reduces taxes on income earned by U.S.-flag vessels engaged in full-time international trade, thus achieving the same tax treatment that international flag vessels receive, which keeps U.S.-flag vessels competitive with non-U.S. flag vessels.

Year-to-date net income was $27.0 million in 2007, compared to $15.0 million in the 2006 period. Year-to-date non-GAAP results were $19.8 million in 2007, including $7.2 million after tax of year-to-date depreciation expense not recorded in GAAP net income, compared to $17.3 million in 2006, excluding $2.3 million of after-tax direct costs associated with damage from Hurricane Katrina, net of insurance recovery. (See the Results Reconciliation table.) These results reflect primarily the same factors as the third quarter, as well as higher labor related costs. Results in 2007 also include a $0.8 million after-tax benefit related to the sale of scrap river barges and equipment no longer used at TECO Barge Line.

TECO Guatemala

TECO Guatemala reported third quarter net income of $10.2 million in 2007, compared to $9.3 million in the 2006 period. Year-to-date 2007 net income was $33.3

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million, compared to $26.6 million in the 2006 period. The 2007 third quarter and year-to-date results reflect customer growth and higher energy sales at EEGSA and increased earnings from the unregulated EEGSA-affiliated companies (DECA II), which provide, among other things, electricity transmission services, telecommunication carrier service, wholesale power sales to unregulated electric customers and engineering services. The San José Power Station had slightly higher contract energy sales at higher prices in the quarter and 3% higher year-to-date contract energy sales. Spot energy sales decreased slightly in the quarter due to more hydroelectric power available, but increased 7% in the year-to-date period. The Alborada Power Station benefited from higher capacity payments as scheduled under its contract. Interest expense decreased in both periods due to lower interest rates and lower project debt balances and interest income increased on higher cash balances. Year-to-date results for EEGSA and affiliated companies also include a $1.9 million after-tax benefit related to a second quarter adjustment to previously estimated year-end equity balances.

Parent / Other

The cost for Parent/other in the third quarter was $17.5 million after tax, compared to a cost of $15.6 million after tax in the same period in 2006. The non-GAAP cost for Parent/other in the third quarter was $14.5 million after tax, compared to a cost of $18.2 million after tax in the 2006 period. Non-GAAP costs in 2007 exclude the $3.0 million of after-tax charges related to the pending sale of TECO Transport. Non-GAAP costs in 2006 exclude a $2.6 million after-tax gain on the sale of unused steam turbines. (See the Results Reconciliation table.) Total parent interest expense declined by $5.1 million after tax in the third quarter of 2007, reflecting parent debt retirement.

The year-to-date Parent/other cost was $60.5 million after tax in 2007, compared to $44.3 million after tax in the 2006 period. The non-GAAP year-to-date cost was $47.5 million after tax in 2007, compared to $55.0 million after tax in the 2006 period. The year-to-date non-GAAP cost excluded $13.0 million of after-tax charges related to the pending sale of TECO Transport. Results in 2006 reflected the $2.6 million after-tax gain on the unused steam turbines and an $8.1 million gain on the sale of the remaining assets of the unfinished McAdams Power Station, which had been previously impaired. Year-to-date 2007 total parent interest expense declined by $11.0 million after tax, reflecting parent debt retirement.

Discontinued Operations

Year-to-date net income from discontinued operations was $14.3 million in 2007, compared to $1.4 million in the same period of 2006. Results from discontinued operations in 2007 reflect a favorable conclusion reached with taxing authorities recorded in the second quarter for the 2005 disposition of the Union and Gila River merchant power plants. Results from discontinued operations in 2006 reflected recoveries of amounts previously written-off from the smaller unregulated energy-related businesses that were sold in prior years.

Cash and Liquidity

The table below sets forth the Sept. 30, 2007 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

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	Balances as of Sept. 30, 2007
(millions)	Consolidated	Tampa Electric	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	82.5	73.0	—	9.5

Available credit facilities	592.5	402.0	—	190.5
Cash and cash equivalents	136.1	19.5	64.9	51.7

Total liquidity	$728.6	$421.5	$64.9	$242.2

Consolidated restricted cash (not included above)	$37.4		$30.2	$7.2

Consolidated restricted cash of $37.4 million includes $30.0 million held in escrow until the end of 2007 related to the sale of an interest in TECO Coal’s synthetic coal production facilities. Consolidated cash and cash equivalents includes $14.8 million of cash at the unregulated operating companies for normal operations and $50.1 million of cash and cash equivalents at TECO Guatemala held offshore due to the tax deferral structure associated with EEGSA and its affiliated companies. In addition to consolidated cash, as of Sept. 30, 2007, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $11.2 million and restricted cash of $8.2 million, which are not included in the table above.

2007 Earnings Outlook

TECO Energy indicated in February an outlook for 2007 results from continuing operations within a range of $0.97 and $1.07 per share, excluding charges, gains and benefits from the production of synthetic fuel, but including results from TECO Transport for the full year. In 2007, reported GAAP net income includes the benefits of synthetic fuel production. For comparability to 2006 and potential 2008 results, TECO Energy will continue to provide Non-GAAP Results Excluding Synthetic Fuel, and provided its 2007 results guidance on this basis.

In August, TECO Energy indicated that, without any offsetting factors, the impact of the very mild weather earlier in the year and customer usage patterns on the utilities’ results through the second quarter and the impact of weak coal markets on TECO Coal’s opportunity to produce above contracted tonnage levels were expected to limit the probability of earning at the upper end of the guidance range provided in February.

For the remainder of 2007 Tampa Electric assumes normal fourth quarter weather, continued customer growth, weather-normalized energy sales growth, higher AFUDC, and ECRC-related earnings on its first NOx control project that entered service in June. Peoples Gas expects customer growth and therm sales growth to be more than offset by the effects of higher operation and maintenance expense and higher depreciation expense. TECO Coal expects total sales volumes below 2006 due to soft market conditions and average per-ton margins similar to 2006 levels, with total sales to be at the lower end of the previously provided range of 9.0 to 9.5 million tons in 2007. TECO Guatemala previously indicated earnings for 2007 would be consistent with 2006 levels; however, 2007 earnings are now expected to be above 2006 levels given the strong year-to-date performance. Costs at the TECO Energy parent level are expected to decline due to debt retirement actions completed

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earlier in the year partially offset by lower investment income due to lower cash balances. TECO Transport’s expected full-year results are included in the 2007 guidance pending the completion of the sale of that subsidiary.

Effective Mar. 31, 2007 the assets and liabilities associated with TECO Transport were reclassified for balance sheet purposes as assets and liabilities held for sale. In accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144), effective April 1, depreciation was no longer recorded for the TECO Transport assets. Also in accordance with the provisions of FAS 144, as a result of its significant continuing involvement with Tampa Electric related to the waterborne transportation of solid fuel, the results of TECO Transport will not be reflected in discontinued operations. Upon the completion of the sale of TECO Transport its future results will no longer be included in TECO Energy’s results.

On Oct. 29, 2007 TECO Energy announced the execution of a definitive agreement to Sell TECO Transport Corporation to an investment group lead by an affiliate of Greenstreet Equity Partners, L.P., a Miami based private equity firm, for a purchase price of $405 million in cash subject to working capital adjustments. Net proceeds, taking into consideration estimated transaction-related costs, including state and federal taxes, are expected to be in a range between $370 and $380 million. The company expects to record a pretax net book gain in a range between $225 and $275 million.

Non-GAAP Presentation

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified gains, charges and earnings from the production of synthetic fuel in the 2007 and 2006 quarterly, year-to-date and 12-months ended periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non- GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(in millions)	2007	2006	2007	2006	2007	2006
GAAP net income	$92.8	$79.7	$239.3	$197.4	$288.2	$249.4

Exclude discontinued operations	—	—	14.3	1.4	14.8	0.8

GAAP net income from continuing operations	$92.8	$79.7	$225.0	$196.0	$273.4	$248.6

Add TECO Transport transaction costs recorded at TECO Energy parent	3.0	—	13.0	—	13.0	—
Add TECO Transport depreciation	(3.6)	—	(7.2)	—	(7.2)	—
Add TECO Transport hurricane costs	—	0.2	—	3.8	0.7	13.5
Add TECO Transport hurricane insurance recovery	—	—	—	(1.5)	—	(15.2)
Add parent debt extinguishment	—	—	—	—	—	1.7
Add McAdams gain on sale – net	—	—	—	(8.1)	—	(8.1)
Add steam turbine gain on sales	—	(2.6)	—	(2.6)	(3.1)	(2.6)

Total charges and gains	(0.6)	(2.4)	5.8	(8.4)	3.4	(10.7)

Non-GAAP results from continuing operations (1)	$92.2	$77.3	$230.8	$187.6	$276.8	$237.9

Synthetic fuel cost / (benefit)	(13.1)	(13.8)	(54.8)	(23.1)	(63.8)	(38.8)

Non-GAAP results excluding synthetic fuel	$79.1	$63.5	$176.0	$164.5	$213.0	$199.1

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Presentation at Edison Electric Institute Nov. 6, 2007

As previously announced, TECO Energy will make a presentation covering its third quarter results and general outlook to the financial community at the Edison Electric Institute Financial Conference that will be concurrently Webcast at 11:15 AM Eastern time, Tuesday, Nov. 6, 2007. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production, and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the

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inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; uncertainty related to the sale of TECO Transport; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; the ability to close the sale of TECO Transport in the anticipated time frame or at all is dependent upon various closing conditions; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; commodity price and operating cost changes affecting the production levels and margins at TECO Coal and margins at TECO Transport; fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; changes in the oil price relationship between the Department of Energy’s Producer First Purchase Price and oil futures prices as reported on NYMEX, which affects the synthetic fuel tax credit phase-out range; the actual change in inflation in 2007, which affects the final value of the synthetic fuel related tax credits; TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits; and TECO Coal’s exposure to any changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel or the related benefits that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006.

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Summary Information as of Sept. 30, 2007

	3 months ended		9 months ended		12 months ended
(millions except per share amounts)	2007	2006	2007	2006	2007	2006
Revenues	$990.0	$922.9	$2,677.8	$2,621.9	$3,504.0	$3,391.9

Net income from continuing operations	$92.8	$79.7	$225.0	$196.0	$273.4	$248.6
Net income from discontinued operations	—	—	14.3	1.4	14.8	0.8

Net income	$92.8	$79.7	$239.3	$197.4	$288.2	$249.4

Earnings per share from continuing operations – basic	$0.44	$0.38	$1.08	$0.94	$1.31	$1.20
Earnings per share from discontinued operations – basic	—	—	0.07	0.01	0.07	—

Earnings per share – basic	$0.44	$0.38	$1.15	$0.95	$1.38	$1.20

Earnings per share – diluted	$0.44	$0.38	$1.14	$0.95	$1.38	$1.20
Average common shares outstanding – basic	209.2	207.9	208.9	207.7	208.8	207.6
Average common shares outstanding – diluted	210.0	208.7	209.8	208.6	209.6	208.5

Contact:	News Media: Rick Morera– (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com